Exhibit 99.3

Letter To Registered Holders and DTC Participants
Regarding the Offer to Exchange

     Any and All Outstanding 4.998% Series A Senior Secured Bonds Due 2005
for 4.998% Series A-1 Senior Secured Bonds Due 2005
and
Any and All Outstanding 8.812% Series B Senior Secured Bonds Due 2026
for 8.812% Series B-1 Senior Secured Bonds Due 2026
of
NORTHEAST GENERATION COMPANY
Pursuant to the Prospectus Dated [       ], 2001

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON [      ], 2002, UNLESS EXTENDED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED FROM TIME TO TIME, THE "EXPIRATION DATE"). TENDERS MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

[      ], 2001

To Registered Holders and Depository
  Trust Company Participants:

    Enclosed for your consideration is a Prospectus dated [      ], 2001 (the "Prospectus") and a Letter of Transmittal (the "Letter of Transmittal") that together constitute the offer (the "Exchange Offer") by Northeast Generation Company, a Connecticut corporation (the "Company"), to exchange up to $120,000,000 in principal amount of its 4.998% Series A-1 Senior Secured Bonds due 2005 (the "Series A-1 Bonds") and up to $320,000,000 in principal amount of its 8.812% Series B-1 Senior Secured Bonds due 2005 (the "Series B Bonds", and collectively with the Series A-1 Bonds, the "Exchange Bonds"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for any and all outstanding 4.998% Series A Senior Secured Bonds due 2005 (the "Series A Bonds") and any and all outstanding 8.812% Series B Senior Secured Bonds due 2026 (the "Series B Bonds", and collectively with the Series A Bonds, the "Old Bonds"), issued and sold in a transaction exempt from registration under the Securities Act, upon the terms and conditions set forth in the Prospectus. The Prospectus and Letter of Transmittal more fully describe the Exchange Offer.

    We are asking you to contact your clients for whom you hold Old Bonds registered in your name or in the name of your nominee. In addition, we ask you to contact your clients who, to your knowledge, hold Old Bonds registered in their own name.

    Enclosed are copies of the following documents:

  1.
  The Prospectus;

  2.
  The Letter of Transmittal for your use in connection with the tender of Old Bonds and for the information of your clients;

  3.
  The Notice of Guaranteed Delivery to be used to accept the Exchange Offer if the Old Bonds and all other required documents cannot be delivered to the Exchange Agent prior to the Expiration Date;

  4.
  A form of letter that may be sent to your clients for whose accounts you hold Old Bonds registered in your name or the name of your nominee, with space provided for obtaining the clients' instructions with regard to the Exchange Offer; and

  5.
  Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

    DTC participants will be able to execute tenders through the DTC Automated Tender Offer Program.

    Please note that the Exchange Offer will expire at 5:00 p.m., New York City time, on [      ] 2002, unless extended by the Company. We urge you to contact your clients as promptly as possible.

    You will be reimbursed by the Company for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients.

    Additional copies of the enclosed material may be obtained form the Exchange Agent, at the address and telephone numbers set forth below.

Very truly yours,
 THE BANK OF NEW YORK
15 Broad Street, 16th Floor
New York, New York 10007
Attention: William Buckley
Telephone (212) 235-2352
Facsimile (212) 235-2261

    Nothing herein or in the enclosed documents shall constitute you or any person as an agent of the Company or the Exchange Agent, or authorize you or any other person to make any statements on behalf of either of them with respect to the Exchange Offer, except for statements expressly made in the Prospectus and the Letter of Transmittal.